Exhibit 10(i)(S)

Eleventh Amendment to
License and Technical Cooperation Agreement dated 13 November 2002
and
First Amendment to
60 nm Technical Cooperation Agreement dated 29 September 2005

This Agreement is entered into by and between

Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter “NTC”),

and

Infineon Technologies AG, a company legally established under the laws of Germany and having its head office at St.-Martin-Strasse 53, D-81669 Munich, Germany (hereinafter “IFX”),

(collectively the “Parties”).

WHEREAS the Parties entered into a License and Technical Cooperation Agreement for 90 and 70 nm (hereinafter “TCA”)

WHEREAS the Parties entered into a License and Technical Cooperation Agreement for 60 nm (hereinafter “60 nm TCA”)

WHEREAS the Parties wish to amend the TCA, to reflect an additional rights for NTC in case that the pre-requisites for such additional rights as defined within the 4th Amendment of the Joint Venture Agreement get into full force.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, NTC and IFX agree as follows:

A. Modification to TCA

1.     Add the following sentence to Article 12.3 of the TCA

12.3. In addition to Nanya’s rights under Articles 12.3, 12.4, 13.1 and 13.2 to grant licenses to its Wholly Owned Subsidiaries, Nanya shall be entitled to grant licenses for 70 nm to any third parties under Foreground Technology and - but only as a part of such know-how and patent license under the Foreground Technology – its Foreground Patents, if and when all of the following three conditions are met: (i) the MP-Affiliate ceases to be an Affiliate of IFX, and (ii) the 60nm process technology jointly developed by the Parties is not running at 2,000 wafer starts per month and 30% front-end yield at the Company at the earlier of five years from the date that the spin-off of the MP-Affiliate has become effective, or one year after the MP-Affiliate’s site in Dresden reached 3.000 wafer starts per month and 30% front-end yield, and (iii) the failure to achieve the conditions of the preceding sub-paragraph (ii) is attributable to IFX, the MP-Affiliate, or a legal successor of the MP Affiliate .

2.     Replace Article 14.1. as follows:

14.1. The Parties agree that any Net Income (as determined in accordance with the definitions set forth in Exhibit 14.1) received by Infineon or Nanya from third parties for licensing Foreground Technology during the term of the confidentiality period as per Article 17.2. shall be shared between Infineon and Nanya in the ratio 2/3 (Infineon) and 1/3 (Nanya). In case the Net Income received by Infineon from a third party is not in cash, it shall be in Infineon’s sole discretion to decide whether Nanya’s share is allocated to Nanya in cash or in such kind as Infineon received.

In case the Net Income received by Nanya from a third Party is not in cash, it shall be in Nanya’s sole discretion to decide whether Infineon’s share is allocated to Infineon in cash or in such kind as Nanya received.

The licensing Party shall inform the other Party within sixty (60) days following the conclusion of a license agreement for Foreground Technology with a third party and shall provide the other Party with a proposal on the evaluation of the Net Income, the share payable to the other Party and the due dates for such payment(s). The Parties shall – on executive level – agree on the Net Income based on the proposal made by licensing Party. In case the Parties cannot agree on the Net Income, an independent appraiser (certified public accountant) shall be employed to render an evaluation opinion, which shall be binding on the Parties.

B. Modification to 60nm TCA

1.     Add the following sentence to Article 6.3 of the 60 nm TCA

6.3 In addition to Nanya’s rights under Articles 6.3, 6.4, 7.1 and 7.2 to grant licenses to its Wholly Owned Subsidiaries, Nanya shall be entitled to grant licenses to any third parties under Foreground Technology and — but only as a part of such know-how and patent license under the Foreground Technology – its Foreground Patents if and when all of the following three conditions are met: (i) the MP-Affiliate ceases to be an Affiliate of IFX, and (ii) the 60nm process technology jointly developed by the Parties is not running at 2,000 wafer starts per month and 30% front-end yield at the Company at the earlier of five years from the date that the spin-off of the MP-Affiliate has become effective, or one year after the MP-Affiliate’s site in Dresden reached 3.000 wafer starts per month and 30% front-end yield, and (iii) the failure to achieve the conditions of the preceding sub-paragraph (ii) is not attributable to Nanya or an event of Force Majeure as defined in the Joint Venture Agreement between the Parties.

C. General

This Amendment shall become effective as of the date of signature by both Parties. Unless explicitly amended hereunder, all provisions of the TCA and its Amendments and of the 60 nm TCA shall be unaffected.

Nanya Technology Corporation	Infineon Technologies AG

Date: April 4, 2006	Date: April 4, 2006

By: /s/ Joseph Hsieh	By: /s/ Frank Prein

Name: Joseph Hsieh Title: Vice President	Name: Frank Prein Title: Senior Vice President

By: /s/ Rudolf von Moreau

Name: Rudolf von Moreau Title: Senior Director

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